CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MEDGENICS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Medgenics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “corporation”), does hereby certify:

1.          The name of the corporation is Medgenics, Inc.

2.          The corporation’s Amended and Restated Certificate of Incorporation, which was previously filed with the Secretary of State of the State of Delaware on December 3, 2007, and amended by that certain Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which was previously filed with the Secretary of State of the State of Delaware on June 4, 2009, is hereby further amended by deleting ARTICLE IV thereof in its entirety and replacing it with the following:

“ARTICLE IV

AUTHORIZED STOCK

The total number of shares of all classes of stock which the corporation shall have the authority to issue is 100,000,000 all of which shall be shares of common stock, $0.0001 par value per share (“Common Stock”).

At the time that this Certificate of Amendment becomes effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each twenty to fifty shares of issued Common Stock immediately before the Effective Time is reclassified into one share of Common Stock, the exact ratio within the twenty-to-fifty range to be determined by the board of directors of the corporation prior to the Effective Time and publicly announced by the corporation. Notwithstanding the immediately preceding sentence, the corporation shall issue no fractional shares as a result of the actions set forth herein and neither the number of shares of Common Stock authorized pursuant to the first sentence of this Article IV nor the par value of such shares shall be altered. As contemplated by the preceding sentence, a holder who otherwise would be entitled to receive a fraction of a share of Common Stock shall, in lieu thereof, be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing sales price of such Common Stock as reported by AIM on the MEDU.L line immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each holder of record of a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

3.          The amendment set forth in this Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and by written consent of the stockholders of the corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Medgenics, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 10th day of February, 2011.

Medgenics, Inc.

By:	/s/ Andrew L. Pearlman
Name: Andrew L. Pearlman
Its: President